Exhibit 10.25

                     SCHEDULE TO DIRECTOR'S OPTION AGREEMENT
                                February 13, 1997

In addition to the Director's Option Agreement dated February 13, 1997, between the Company and Delbert Steiner, the Company on the same date granted options to purchase Common shares in the capital stock of the Company on identical terms to the option granted to Mr. Steiner to Geddes Webster in the amount of 50,000 shares.